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                                                                  EXHIBIT 11

                 THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
         Three Months and Nine Months Ended September 30, 2003 and 2002
                    (In millions, except per share data)

                                     Three Months Ended       Nine Months Ended
                                       September 30             September 30
                                     ------------------       ----------------
 (in millions)                         2003        2002        2003       2002
  -----------                         -----       -----       -----      -----
 Earnings (Loss)
  Basic:
     Net income (loss), as reported  $  214      $   63      $  609     $  (26)
     Preferred stock
      dividends, net of taxes            (2)         (2)         (6)        (6)
     Premium on preferred
      shares redeemed                    (2)         (1)         (6)        (6)
                                      -----       -----       -----      -----
        Net income (loss)
         available to common
         shareholders                $  210      $   60      $  597     $  (38)
                                      =====       =====       =====      =====
  Diluted:
     Net income (loss)
      available to common
      shareholders                   $  210      $   60      $  597     $  (38)
     Dilutive effect of affiliates       (1)          -          (3)         -
     Effect of dilutive securities:
      Convertible preferred stock         1           2           5          -
      Zero coupon convertible
       notes                              1           1           2          -
                                      -----       -----       -----      -----
       Net income (loss)
        available to common
        shareholders                 $  211      $   63      $  601     $  (38)
                                      =====       =====       =====      =====


 Common Shares
  Basic:
    Weighted average common
     shares outstanding                 228         221         228        212
                                      =====       =====       =====      =====
  Diluted:
    Weighted average common
     shares outstanding                 228         221         228        212
    Effect of dilutive securities:
      Stock options and
       other incentive plans              1           1           1          -
      Convertible preferred stock         6           6           6          -
      Zero coupon convertible notes       2           2           2          -
      Equity unit stock
       purchase contracts                 3           -           2          -
                                      -----       -----       -----      -----
         Total                          240         230         239        212
                                      =====       =====       =====      =====
 Earnings (Loss) per Common Share
   Basic                             $ 0.92      $ 0.27      $ 2.62     $(0.18)
                                      =====       =====       =====      =====
   Diluted                           $ 0.88      $ 0.27      $ 2.51     $(0.18)
                                      =====       =====       =====      =====


 Diluted EPS is the same as Basic EPS for the nine months ended September 30, 2002, because Diluted EPS calculated in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," for The
 St. Paul's loss from continuing operations, results in a lesser loss per share than the Basic EPS calculation does. The provisions of SFAS No. 128 prohibit this "anti-dilution" of earnings per share, and require that the larger Basic loss per share also be reported as the Diluted loss per share amount.